EX-10.27

Grantee:	%%FIRST_NAME_LAST_NAME%%
Number of Restricted Stock Units “RSUs”:	%%TOTAL_SHARES_GRANTED,7%%
Agreement Date:	%%OPTION_DATE,1%%
Date of Grant:	%%VEST_BASE_DATE,1%
Vesting Date:	This will vary but for US directors as follows: on the first anniversary of the Date of Grant

CECO ENVIRONMENTAL CORP.

Restricted Stock Units Agreement

This RESTRICTED STOCK UNITS AGREEMENT (this “Agreement”) is made as of the date set forth above (the "Date of Grant”), by and between CECO Environmental Corp., a Delaware corporation (the “Company”), and the individual named above (the “Grantee”).

1.
Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the CECO Environmental Corp. 2021 Equity and Incentive Compensation Plan (the “Plan”).

2.
Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under resolutions of the Committee, the Company has granted to the Grantee as of the “Date of Grant” specified above the number of Restricted Stock Units (“RSUs”) as set forth above. Each RSU shall represent the right of the Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.

3.
Restrictions on Transfer of RSUs. Subject to Section 15 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the Common Stock underlying such RSUs shall be transferable prior to payment to the Grantee pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.

4.
Vesting of RSUs. The RSUs covered by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Section 5 hereof as of the vesting date identified above (the “Vesting Date”), if the Grantee remains a member of the Board until such date . Subject to the terms of the Plan, any RSUs that do not so become nonforfeitable will be forfeited, including if the Grantee ceases to serve on the Board prior to the Vesting Date.

5.
Form and Time of Payment of RSUs.

(a)
Payment for the RSUs, after and to the extent they have become nonforfeitable, shall be made in the form of Common Stock. Payment shall be made as soon as administratively practicable following (but no later than thirty (30) days following) the date that the RSUs become nonforfeitable pursuant to Section 4 hereof. Notwithstanding the foregoing, if the Grantee has elected to defer payment of Common Stock due upon vesting of the RSUs in accordance with

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the Company’s Deferred Compensation Plan for Non-Employee Directors, such issuance of Common Stock will instead be made, or commence, on the date that the Grantee elected in accordance with the deferred compensation plan.

(b)
The Company’s obligations to the Grantee with respect to the RSUs will be satisfied in full upon the issuance of Common Stock corresponding to such RSUs.

6.
Dividend Equivalents; Voting and Other Rights.

(a)
The Grantee shall have no rights of ownership in the Common Stock underlying the RSUs and no right to vote the Common Stock underlying the RSUs until the date on which the Common Stock underlying the RSUs is issued or transferred to the Grantee pursuant to Section 5 above.
(b)
From and after the Date of Grant and until the earlier of (i) the time when the RSUs become nonforfeitable and are paid in accordance with Section 5 hereof or

(ii) the time when the Grantee’s right to receive Common Stock in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Grantee shall be credited with cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the RSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate.

(c)
The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.
Adjustments. The RSUs and the number of shares of Common Stock issuable for each RSU, and the other terms and conditions of the grant evidenced by this Agreement, are subject to mandatory adjustment, including as provided in Section 11 of the Plan.

8.
Taxes. The Grantee will be solely responsible for the payment of all taxes that arise with respect to the granting and payment of the RSUs, including the payment of any shares of Common Stock.

9.
Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

10.
Compliance With or Exemption From Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the

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provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Further, the Company does not make any representation to the Grantee that the RSUs satisfy the requirements of Section 409A of the Code, and the Company will have no liability or other obligation to indemnify or hold harmless the Grantee or any other party for any tax, additional tax, interest or penalties that the Grantee or any other party may incur in the event that any provision of the Agreement or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

11.
Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
12.
No Right to Future Awards or Board Membership. The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one- time basis and it does not constitute a commitment to make any future awards. Nothing contained in this Agreement shall confer upon the Grantee any right to continued service as a member of the Board.

13.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that

(a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.

14.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15.
Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

16.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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17.
Governing Law; Venue. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction. For any legal action relating to this Agreement, the parties to this Agreement consent to the exclusive jurisdiction and venue of the United States District Court for the District of Delaware, U.S.A.

18.
Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

19.
Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
20.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

EX-10.27

CECO ENVIRONMENTAL CORP.

By:

Name: Todd R Gleason

Title: Chief Executive Officer

Grantee Acknowledgment and Acceptance

By: Electronic Signature*

* The Grantee acknowledges and agrees that by clicking the [“Accept”] button on the E*TRADE website, it will act as the Grantee’s electronic signature to this Agreement and will constitute the Grantee’s acceptance of and agreement with all of the terms and conditions set forth in this Agreement and the Plan.